Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189971

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 26, 2013)

3,398,558 Shares

StealthGas Inc.

Common Stock

$9.71 per share

We are offering 3,398,558 shares of our common stock.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “GASS.” The last reported sale price of our common stock on the NASDAQ Global Select Market on February 10, 2014 was $9.71 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and beginning on page 6 of our Annual Report on Form 20-F for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 18, 2013 and incorporated by reference herein before you make an investment in our shares.

	Per Share	Total
Price to the Public	$9.71	$33,000,000
Underwriting Discounts	$0.24275	$825,000
Proceeds to StealthGas Inc. (before expenses)	$9.46725	$32,175,000

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to a single institutional purchaser on or about February 14, 2014.

Global Hunter Securities

The date of this prospectus supplement is February 10, 2014

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, or base prospectus, which gives more general information, some of which does not apply to this offering. Generally, when we refer to the “prospectus”, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus together with the documents incorporated herein by reference and the additional

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information about us described in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide you. We have not, and the underwriter has not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, these shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in or incorporated by reference in this document or in any free writing prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical or present facts or conditions. This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference may contain forward-looking statements based on beliefs of our management and are subject to risks and uncertainties. Any statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated herein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results;

•	global and regional economic and political conditions;

•	pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

•	competition in the marine transportation industry;

•	shipping market trends, including charter rates, vessel values and factors affecting supply and demand and world fleet composition;

•	ability to employ our vessels profitably;

•	performance by the counterparties to our charter agreements;

•	future liquefied petroleum gas (“LPG”), refined petroleum product and oil prices and production;

•	future supply and demand for oil and refined petroleum products and natural gas of which LPG is a byproduct;

•	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities, the terms of such financing and our ability to comply with covenants set forth in our existing and future financing arrangements; and

•	expectations regarding vessel acquisitions.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “potential,” “should” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date of such statement, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for LPG carriers, crude oil carriers and product tankers, charter rates and vessel values, supply and demand for LPG, crude oil and petroleum products, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties are discussed more fully under the section entitled “Risk Factors” beginning on page S-14 of this prospectus supplement and under “Item 3. Key Information — Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission (“SEC”) on April 18, 2013 (our “Annual Report on Form 20-F”) and incorporated by reference herein, and in our other filings with the SEC. We caution readers of this prospectus supplement and the accompanying prospectus not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus, including the risk factors and other more detailed information in the documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement before making an investment decision. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “the Company,” “we,” “us,” “our Company,” “ours,” or “our” refer to StealthGas Inc. (NASDAQ: GASS) and its consolidated subsidiaries, except where it is clear that such terms refer to StealthGas Inc. only.

The term “LPG” refers to liquefied petroleum gas. Generally, when we refer only to the “prospectus,” we are referring to both the prospectus supplement and the accompanying prospectus, combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus only. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

Our Company

We are a provider of international seaborne transportation services to LPG producers and users, as well as crude oil and product carriers to oil producers, refineries and commodities traders. As of February 3, 2014, we owned and operated a fleet of 38 LPG carriers, and have contracted for delivery of 17 newbuilding LPG carriers, that carry various petroleum gas products in liquefied form, including propane, butane, butadiene, isopropane, propylene and VCM, three medium range product carriers that carry refined petroleum products such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and chemicals, and one Aframax tanker which is used for carrying crude oil. Transportation by sea represents a major element of gas transportation logistics. LPG products have a variety of end uses including industrial, energy and other applications, such as transportation, fertilizer production, the manufacture of plastics, space heating, cooking, water heating and process heating.

As of February 7, 2014, the average age of our 38 LPG carriers was 12.0 years and, following the delivery of all of our contracted vessels by the end of 2015, the average age of our LPG carrier fleet would be approximately 9.9 years, assuming no vessel dispositions or further acquisitions. Of our three product carriers, two were built in 2008 and one in 2009 and our Aframax crude oil tanker was built in 2010. We have contracts to acquire 17 fully-pressurized newbuilding LPG carriers, of 84,100 cbm aggregate capacity, scheduled for delivery in 2014 and 2015 for an aggregate purchase price of $344 million, of which we had paid $74.6 million through February 3, 2014 and obtained committed debt financing of up to approximately $185.3 million to be collateralized by thirteen of the newbuildings. We plan on using cash on hand and additional debt financing we will seek to arrange to pay the balance of the purchase price. We plan to use a portion of the proceeds from this offering, together with available cash on hand and bank financing we will seek to arrange, to acquire additional newbuilding and modern secondhand semi-refrigerated, fully-refrigerated and fully-pressurized LPG carriers of between 3,000 and 22,500 cbm. We are currently evaluating a number of such vessel acquisition opportunities.

We serve national and independent oil companies, energy traders and industrial companies such as Petredec Ltd., Vitol S.A., ENI Shipping Inc., or ENI, Epic Energy, or Epic, Geden Lines, or Geden, Navig8 Group, or Navig8, and Petrobras. We believe that we have established a reputation as a safe, cost efficient operator of modern and well-maintained LPG carriers. We also believe that these attributes, together with our strategic focus on meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as our customers and to our success in obtaining charter renewals.

We deploy our fleet on a mix of period charters, including time and bareboat charters which can last up to several years, and spot market charters, which generally last from one to six months, according to our assessment of market conditions. As of February 1, 2014, 39 of our vessels operated on period charters with an average remaining duration of 24.3 months, including time and bareboat charters, and the remaining three vessels operated on spot charters.

The Vafias family, of which our President and Chief Executive Officer, Harry Vafias, is a member, is our largest stockholder and currently owns approximately 15.0% of our outstanding common stock. After this offering, Mr. Vafias’ family will own approximately 13.6% of our outstanding common stock. The Vafias Group has been active in shipping for over 35 years. During 2012, the Vafias Group owned or partially owned a fleet of 60 vessels, ranking it among the leading ship owning groups in Greece. The Vafias Group formed Stealth Maritime, S.A., or Stealth Maritime, in 1999 which, as our fleet manager, is responsible for all aspects of our administration and operations.

We believe that now is an opportune time to acquire newbuilding and high-quality secondhand LPG carriers. The charter market for LPG carriers has begun to show improvement recently, while the size of the LPG carrier order book in proportion to global fleet capacity has remained relatively constrained compared to other shipping sectors. We believe that the financial flexibility resulting from our strategic growth policy, together with our high quality services and strong relationships with LPG charterers and financial institutions, position us to expand our fleet with further accretive acquisitions of new generation LPG carriers at attractive prices.

RECENT DEVELOPMENTS

Newbuilding Vessels. In February 2014 we have acquired two newbuilding LPG vessels. Both vessels will be constructed in Japan. The first vessel is a 5,000 cbm LPG carrier scheduled to be delivered in the fourth quarter of 2014, while the second vessel is a 3,500 cbm LPG carrier scheduled to be delivered in the first quarter of 2015. This brings the total number of LPG carriers we expect to take delivery of from March 2014 to August 2015 to 17 for a total cost of approximately $344 million, and the total value of our assets including the 17 new building vessels to approximately $1 billion.

Financing Arrangements. We have already paid deposits of $74.6 million of the total cost of the 17 newbuildings of $344 million, and we intend to fund the remaining capital expenditure of approximately $269.4 million through bank financing and available cash. We have concluded negotiations with banks for firm commitments to finance 13 of these vessels for an amount up to approximately $185.3 million, and have received indicative offers for additional bank financing of approximately $50 million for the remaining vessels including the two newbuilding vessels referred to above. We expect to conclude the remaining financing arrangements within the current quarter. We have entered into negotiations with the financing banks with respect to credit facilities under which balloon payments of approximately $33 million are scheduled to be repaid during 2014 and based on their indications, we expect to conclude the refinancing of such credit facilities within the second quarter of 2014.

Chartering Arrangements. We have concluded the following chartering arrangements:

•	A one year time charter for our 5,018 cbm, 1997 built LPG carrier, Gas Monarch, to an international trading house, until January 2015.

•	A three month extension of the current charter for our 5,014 cbm 1996 built, LPG carrier, Lyne, to an international gas trader, until April 2014.

•	A three month extension of the current charter for our 5,000 cbm, 2003 built, LPG carrier, Sir Ivor, to an international gas trader until April 2014.

•	An eight year extension of the current charter for our 3,500 cbm, 2009 built, LPG carrier, Gas Astrid, to an established owner-operator, until April 2022.

•	An eight year extension of the current charter for our 3,500 cbm, 2009 built, LPG carrier, Gas Exelero, to an established owner-operator, until June 2022.

•	A four year extension of the current charter for our 4,011 cbm, 2001 built, LPG carrier, Gas Zael, to an established owner-operator, until February 2018.

•	A four year extension of the current charter for our 4,123 cbm, 2000 built, LPG carrier, Gas Sincerity, to an established owner-operator, until August 2018.

•	An eight year bareboat charter for our first eco newbuilding a 7,200 cbm LPG carrier, to be delivered March 2014, to an established owner-operator.

•	An eight year bareboat charter for our second eco newbuilding a 7,200 cbm LPG carrier, to be delivered June 2014, to an established owner-operator.

Excluding the first 3 vessels listed above, the chartering arrangements all include purchase options by the charterer.

The Gas Astrid and Gas Exelero were scheduled to be drydocked in 2014, but as a result of the bareboat charter extensions, the drydocks will be undertaken by the charterers. As a result we were left with only one vessel scheduled to be drydocked during 2014, the Gas Emperor, which underwent drydock repairs earlier in January.

The average Time Charter Equivalent rate for all these charter extensions excluding the two 7,200 cbm vessels is approximately $285,000 per month whereas the Time Charter Equivalent rate for the two 7,200 cbm vessels is $335,000 per month.

With the above chartering arrangements, charter coverage for the current fleet is elevated to 74% for 2014 and 41% for 2015. Three vessels are currently operating in the spot market. There are also three newbuilding vessels scheduled to enter the fleet in the second half of 2014 for which charters have not yet been arranged.

Senior Executives. In February 2014, we hired two senior executives. Mr. Stavros Papantonopoulos joined us as Finance Manager and, as a result, Mr. Harry Vafias has assumed assume the role of interim Chief Financial Officer replacing Mr. Konstantinos Sistovaris. Mr. Papantonopoulos was previously employed by Goldman, Sachs & Co. Inc. in New York, followed by Eurobank Properties S.A. and before joining us was a senior analyst for a well known US shipping fund. In addition, Dr. Diamantis Andriotis joined us as Chief Technical Officer to oversee the technical management of our growing fleet and vessels under construction. Dr. Andriotis was technical manager at Stealth Maritime Corporation S.A. and holds a Doctorate degree in mechanical engineering from City University, London, and is also a member of the technical committees of some of the leading classification societies.

Our Fleet

The tables below provide additional information as of February 3, 2014, except where indicated otherwise, about our 42-vessel current fleet and our 17 newbuilding LPG carriers currently under construction.

LPG Carriers (38 Vessels)

Name	Year Built	Vessel Size (cbm)	Vessel Type	Employment Status	Expiration of Charter(1)
Gas Cathar	2001	7,517	fully-pressurized	Time Charter	July 2016
Gas Esco	2012	7,500	fully-pressurized	Time Charter	June 2017
Gas Husky	2012	7,500	fully-pressurized	Bareboat Charter	January 2017
Gas Premiership	2001	7,200	fully-pressurized	Time Charter	October 2016
Gas Haralambos	2007	7,000	fully-pressurized	Time Charter	July 2016
Gas Marathon	1995	6,572	fully-pressurized	Spot	—
Gas Moxie	1992	6,526	fully-pressurized	Spot	—
Gas Flawless	2007	6,300	fully-pressurized	Time Charter	July 2014
Gas Elixir	2011	5,018	fully-pressurized	Bareboat Charter	December 2015
Gas Myth	2011	5,018	fully-pressurized	Time Charter	November 2014
Gas Cerberus	2011	5,018	fully-pressurized	Time Charter	July 2014
Gas Monarch	1997	5,018	fully-pressurized	Time Charter	January 2015
Lyne	1996	5,014	fully-pressurized	Bareboat Charter	April 2014
Gas Emperor	1995	5,013	fully-pressurized	Time Charter	December 2014
Gas Texiana	1995	5,001	fully-pressurized	Time Charter	January 2014
Sir Ivor	2003	5,000	fully-pressurized	Bareboat Charter	April 2014
Gas Icon	1994	5,000	fully-pressurized	Time Charter	August 2014
Gas Defiance	2008	5,000	fully-pressurized	Time Charter	January 2015
Gas Shuriken	2008	5,000	fully-pressurized	Time Charter	October 2014
Gas Ethereal	2006	5,000	fully-pressurized	Time Charter	September 2014
Gas Inspiration	2006	5,000	fully-pressurized	Time Charter	August 2014
Gas Sincerity	2000	4,123	fully-pressurized	Bareboat Charter	August 2018
Gas Spirit	2001	4,112	fully-pressurized	Bareboat Charter	January 2016
Gas Zael	2001	4,111	fully-pressurized	Bareboat Charter	February 2018
Gas Kaizen	1991	4,109	semi-refrigerated	Time Charter	March 2015
Gas Evoluzione	1996	3,517	fully-pressurized	Spot	—
Gas Astrid	2009	3,500	fully-pressurized	Bareboat Charter	April 2022
Gas Legacy	1998	3,500	fully-pressurized	Time Charter	March 2014
Sakura Symphony	2008	3,500	fully-pressurized	Bareboat Charter	September 2014
Gas Alice	2006	3,500	fully-pressurized	Time Charter	May 2014
Gas Enchanted	2006	3,500	fully-pressurized	Time Charter	May 2014
Gas Sikousis	2006	3,500	fully-pressurized	Bareboat Charter	May 2016
Gas Exelero	2009	3,500	fully-pressurized	Bareboat Charter	June 2022
Gas Arctic	1992	3,434	semi-refrigerated	Time Charter	April 2014
Gas Ice	1991	3,434	semi-refrigerated	Time Charter	January 2015
Gas Galaxy	1997	3,312	fully-pressurized	Time Charter	May 2016
Gas Pasha	1995	3,244	fully-pressurized	Time Charter	January 2015
Gas Crystal	1990	3,211	semi-refrigerated	Time Charter	April 2014
		182,322 cbm

(1)	Earliest date charters could expire.

Contracted Newbuilding LPG Carriers (17 Vessels)

Name	Vessel Size (cbm)	Vessel Type	Scheduled Delivery Date
To be named	7,200	fully-pressurized	2014
To be named	7,200	fully-pressurized	2014
To be named	7,200	fully-pressurized	2015
To be named	5,000	fully-pressurized	2015
To be named	5,000	fully-pressurized	2015
To be named	5,000	fully-pressurized	2015
To be named	5,000	fully-pressurized	2015
To be named	5,000	fully-pressurized	2015
To be named	5,000	fully-pressurized	2015
To be named	5,000	fully-pressurized	2015
To be named	5,000	fully-pressurized	2015
To be named	3,500	fully-pressurized	2014
To be named	3,500	fully-pressurized	2014
To be named	3,500	fully-pressurized	2015
To be named	3,500	fully-pressurized	2015
To be named	5,000	fully-pressurized	2014
To be named	3,500	fully-pressurized	2015
	84,100 cbm

Total LPG Carrier Fleet:	55 vessels	266,422 cbm

Product Carriers/Crude Oil Tanker (4 Vessels)

Name	Year Built	Vessel Size (dwt)	Vessel Type	Employment Status	Expiration of Charter(1)
Navig8 Fidelity	2008	47,000	MR product carrier	Bareboat Charter	January 2016
Navig8 Faith	2008	47,000	MR product carrier	Bareboat Charter	February 2016
Stealth Bahla	2009	46,000	MR product carrier	Time Charter	July 2016
Spike	2010	115,804	Aframax oil tanker	Bareboat Charter	August 2015
		255,804 dwt

(1)	Earliest date charters could expire.

Our Competitive Strengths

We believe that we possess a number of distinguishing factors that position us well in the LPG carrier market:

•	A Leading Position in the Handysize LPG Carrier Market. We believe our current fleet of 38 LPG carriers, all of which are handysize vessels, gives us a leading position among the operators of 3,000-7,999 cbm LPG carriers, which we will further enhance with the addition of the 17 newbuilding LPG carriers we have agreed to acquire. We believe that our significant presence in this sector enhances our vessel acquisition and employment opportunities.

•	Strong Customer Relationships. We believe our ability to attract high-quality charterers is a result of our focus on fulfilling our customers’ expectations for efficiency and reliability. Key to maintaining our relationships with these companies are high standards of safety and consistency of service. Our vessels, office and operations routinely pass the industry’s strictest vetting standards, which enables us to charter our fleet with major oil companies, oil traders and petrochemical traders.

•	Strong Record of Opportunistic Growth. Since our initial public offering in 2005, we have grown our fleet from nine LPG carriers to 59 vessels, comprised of 38 LPG carriers and 17 contracted newbuilding LPG carriers scheduled for delivery in 2014 and 2015, three product carriers and one crude oil tanker, establishing a strong record of vessel acquisition and expansion without overleveraging our fleet.

•	Access to Capital to Pursue Acquisitions. As of September 30, 2013, we had approximately $104.8 million of available cash (including $9.0 million of restricted cash) and cash equivalents. We have relatively low leverage, with a net debt to capitalization ratio of approximately 30.4% as of September 30, 2013, and three LPG carriers which are unencumbered. We believe that our available liquidity and the proceeds of this offering will allow us to make additional near-term accretive acquisitions.

•	Stable Cash Flows with Flexibility to Capture Upside. As charter rates for LPG carriers have begun to improve, due to increasing demand for the products carried by our vessels and improving global economic conditions, we are focusing on securing medium-term period charters for a large portion of our fleet, including time and bareboat charters. As of February 1, 2014, 74% of the anticipated voyage days in 2014 for our existing 42 vessel fleet were under fixed-rate contracts, while our 12 LPG carriers currently employed either on spot charters or on period charters expiring in the first half of 2014, as well as our 17 newbuilding LPG carriers, gives us the flexibility to take advantage of further increases in charter rates. We believe that placing the majority of our fleet on fixed-rate period charters to leading charterers provides stable cash flows, as well as a source of funding for future fleet expansion. As the charter market changes, we will continue to adjust the mix of short, medium and long-term time charters, including spot charters, on which our vessels our deployed.

•	Efficient and Dependable Vessel Operations. We believe that we have developed a reputation as an efficient and dependable vessel manager that maintains high standards of operation, vessel technical condition, safety and environmental protection. We believe that by relying on the experience of our fleet manager, Stealth Maritime, we will continue to contain our operating costs by making available to us the operating efficiencies and economies of scale enjoyed by Stealth Maritime and by using Stealth Maritime’s shipping experience in supervising the operations of the technical managers it employs for our fleet.

Our Business Strategy

We will seek to continue to expand our fleet and provide reliable seaborne transportation at a competitive cost, in order to achieve our business objectives and to increase stockholder value by:

•	Consolidating Industry Leadership through Fleet Growth. We believe that the relatively small size of the handysize LPG carrier segment, on which we focus, presents us with the opportunity to further consolidate our leadership position in that segment and strengthen our customer relationships and chartering opportunities. We currently have contracted for 17 newbuilding LPG carriers scheduled for delivery in 2014 and 2015. With our established customer relationships and financial flexibility, we believe we are well-positioned to continue to expand our fleet and our significant presence in the LPG charter market by selectively acquiring additional LPG carriers using our cash resources and the proceeds of this offering, along with borrowings under new credit facilities which we would seek to obtain.

•

Capitalizing on Increasing Seaborne LPG Trade. We intend to continue to position ourselves to capitalize on the increased demand for LPG products in developing regions, such as in China, India, Southeast Asia, and South America, as well as in developed areas such as Japan, Northern Europe, the Mediterranean and North America, where in August 2012 the United States began allowing pressurized

LPG carriers to load propane. As a byproduct of natural gas, the supply of LPG has increased with the continuing growth in the production of natural gas and the increasing demand for its use as a clean and efficient energy source. The growing production of natural gas is expected to drive an increasing supply of LPG for eventual worldwide transportation. Unlike liquefied natural gas, LPG products are easily deliverable and their distribution does not depend upon a developed infrastructure for delivery. We believe the availability of LPG will increase demand for the seaborne trade of LPG and should continue to provide us with opportunities for the future growth of our business. We intend to capitalize on increases in seaborne trade as a result of the increased demand for and supply of LPG.

•	Operating a High Quality Fleet. We intend to continue to maintain a high quality fleet with an average fleet age of between 10 to 15 years. We believe that owning a high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable charters. We limit our acquisition of vessels to those that meet rigorous industry standards and that are capable of meeting the stringent certification requirements of major oil companies. Our newbuilding LPG carriers are designed with features aimed to provide the industry with ice-class, fuel-efficient and environment-friendly vessels, enabling them to trade more widely. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

•	Executing our Chartering Strategy. In the current LPG carrier charter market, we are mainly focusing on medium term charters, including time and bareboat charters, which can last up to several years. As the charter market changes, we may adapt our chartering strategy to include a higher percentage of spot market charters. We seek to charter our vessels to high quality charterers as we have done in the past such as national and independent oil companies, energy traders and industrial companies, including Petredec Ltd., Vitol S.A., ENI, Epic, Navig8 and Petrobras, and have frequently rechartered our vessels to the same customer upon expiration of an existing charter.

•	Maintaining Scalable Operations. We and Stealth Maritime, our fleet manager, have an experienced management team that is capable of administering our growing fleet. Currently, Stealth Maritime provides technical management services for 21 vessels in our fleet, while 14 vessels are on bareboat charter and are therefore managed technically by the charterer under Stealth Maritime’s supervision, and the remaining 7 vessels receive technical management services from either Brave Maritime, which is controlled by the Vafias family, or Bernard Schulte Management (BSM) an unaffiliated ship management company. We intend to increase over time the number of vessels that Stealth Maritime manages as we believe this is both more cost efficient and effective for us. We believe employing independent technical vessel managers gives us the flexibility to acquire more vessels rapidly as opportunities arise and to benchmark the operating performance of our fleet manager.

Our Fleet Manager

We have a management agreement with Stealth Maritime, pursuant to which Stealth Maritime provides us with technical, administrative, commercial and certain other services. In relation to the technical services, Stealth Maritime is responsible for arranging for the crewing of the vessels, the day to day operations, inspections and vetting, maintenance, repairs, drydocking and insurance. Administrative functions include but are not limited to accounting, back-office, reporting, legal and secretarial services. In addition, Stealth Maritime provides services for the chartering of our vessels and monitoring thereof, freight collection, and sale and purchase. In providing most of these services, Stealth Maritime pays third parties and receives reimbursement from us.

Under our management agreement, since January 1, 2007 we have paid Stealth Maritime a fixed management fee of $440 per vessel operating under a voyage or time charter per day on a monthly basis in advance, prorated for the calendar days we own the vessels. We pay a fixed fee of $125 per vessel per day for each of our vessels operating on bareboat charter. We are also obligated to pay Stealth Maritime a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of any of our vessels. Stealth Maritime will also earn a fee equal to 1.0% of the contract price of any vessel bought or sold by them on our behalf.

As long as Stealth Maritime is our fleet manager, Stealth Maritime has granted us a right of first refusal to acquire any LPG carrier which Stealth Maritime may acquire in the future. In addition, Stealth Maritime has agreed that it will not charter-in any LPG carrier without first offering the opportunity to charter-in such vessels to us. This right of first refusal does not prohibit Stealth Maritime from managing vessels owned by unaffiliated third parties in competition with us. Additional vessels that we may acquire in the future may be managed by Stealth Maritime, which is an affiliate of the Vafias Group, or by other unaffiliated management companies.

The initial term of our management agreement with Stealth Maritime expired in June 2010; however, unless six months’ notice of non renewal is given by either party prior to the end of the then current term, this agreement automatically extends for additional 12-month periods. No such notice has been given, and accordingly, this agreement will extend to June 2014. We believe that the fees under our management agreement are competitive within the shipping industry.

Stealth Maritime currently provides technical management services for 21 vessels in our fleet. Of the remaining 21 vessels in our current fleet, the 14 vessels under bareboat charters are managed technically by their respective charterer under Stealth Maritime’s supervision, while the remaining 7 vessels are managed by either Brave Maritime, a ship management company based in Greece and an affiliate of Stealth Maritime, or BSM. These two technical managers, which Stealth Maritime supervises, are responsible for the day-to-day activities of those vessels, including the operation, crewing, maintenance and repair of those vessels; these technical managers also must ensure that our vessels’ operations comply with environmental and other regulatory requirements.

Corporate Information

We were incorporated in December 2004 in the Republic of the Marshall Islands. In October 2005, we completed an initial public offering of our shares of common stock in the United States and our shares of common stock began trading on the NASDAQ National Market and now trade on the NASDAQ Global Select Market. Our company operates through a number of wholly-owned subsidiaries which either directly or indirectly own the vessels in our fleet.

Our principal executive offices are located at 331 Kifissias Avenue, Erithrea 14561 Athens, Greece. Our telephone number from the United States is 011 30 210 625 0001. We maintain a website at www.stealthgas.com. The information contained on or linked to from our website is not incorporated herein by reference.

The Offering

Common stock offered by us	3,398,558 shares.

Common stock to be outstanding immediately after the offering(1)	35,525,887 shares.

Use of proceeds	We estimate that we will receive net proceeds of approximately $32.0 million from this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us related to this offering. We intend to use the net proceeds of this offering for vessel acquisitions, capital expenditures and other general corporate purposes. See “Use of Proceeds.”

NASDAQ Global Select Market listing	Our common stock currently trades on the NASDAQ Global Select Market under the symbol “GASS.”

Risk factors	Your investment in our common stock will involve risks. You should carefully consider all the information in this prospectus supplement, the accompanying prospectus as well as the information referred to in the section entitled “Risk Factors” on page S-14 of this prospectus supplement and beginning on page 6 of our Annual Report on Form 20-F for the year ended December 31, 2012, and the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, including information under the heading “Special Note Regarding Forward-Looking Statements,” before deciding whether to purchase our common stock.

(1)	The number of shares of common stock to be outstanding after this offering is based on 32,127,329 shares of common stock, including 74,761 restricted shares which vest on September 30, 2014, outstanding as of the date of this prospectus supplement.

Summary Historical Consolidated Financial and Other Data

The following table sets forth summary historical condensed consolidated financial data and other operating data of StealthGas Inc. as of and for each of the five years ended December 31, 2012 and the nine months ended September 2012 and 2013.

The summary consolidated statements of income, stockholders’ equity and cash flows and the consolidated balance sheets for the each of the five years in the five-year period ended December 31, 2012 is a summary of, is derived from, and is qualified by reference to, our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP”. Our audited consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2010, 2011 and 2012 and the consolidated balance sheets as of December 31, 2011 and 2012, together with the notes thereto, are included in our Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference herein, and should be read in their entirety. Our unaudited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the nine months ended September 30, 2013 and 2012 and the unaudited consolidated balance sheet as of September 30, 2013, together with the notes thereto, are included in our Report on Form 6-K filed with the SEC on December 9, 2013, incorporated by reference in this prospectus, which should be read in their entirety. The unaudited results of operations for the nine months ended September 30, 2013 may not be indicative of the results that may be expected for the entire year ended December 31, 2013.

	Year ended December 31,					Nine months ended September 30,
	2008	2009	2010	2011	2012	2012 (unaudited)	2013 (unaudited)
INCOME STATEMENT DATA
Revenues:	$112,551,901	$113,045,961	$111,409,623	$118,280,752	$114,848,079	$86,735,515	$82,108,144
Revenues — related party	—	—	—	—	4,364,992	1,891,884	7,340,891
Total Revenues	$112,551,901	$113,045,961	$111,409,623	$118,280,752	$119,213,071	$88,627,399	$89,449,035
Operating expenses:
Voyage expenses	4,794,987	9,104,549	12,283,131	16,354,725	11,231,340	7,753,002	9,894,145
Voyage expenses — related party	1,385,767	1,418,024	1,396,877	1,474,495	1,472,410	1,094,730	1,089,651
Vessels’ operating expenses	32,178,385	38,001,481	38,338,063	36,350,153	28,674,675	21,972,357	23,447,417
Vessels’ operating expenses — related party	—	—	—	208,000	1,917,302	885,261	3,066,316
Dry-docking costs	1,112,992	1,266,455	2,716,378	3,443,491	2,067,393	2,045,656	2,456,614
Management fees — related parties	4,618,025	5,230,990	5,184,055	4,760,865	4,315,720	3,207,885	3,502,450
General and administrative expenses	4,772,615	3,564,779	3,031,491	2,646,418	2,838,759	2,151,866	1,892,747
Depreciation	23,283,393	26,766,672	26,624,098	27,562,120	28,776,688	21,442,465	22,671,019
Impairment Loss	—	9,867,777	—	—	—	—	—
Forfeiture of vessel deposit and contract termination fees	—	16,500,000	—	—	—	—	—
Charter termination fees	—	(753,000)	(228,000)	—	—	—	—
Net (gain)/loss on sale of vessels	(1,673,321)	791,659	(960,696)	5,654,178	(1,372,409)	(1,372,409)	—

Total expenses	70,472,843	111,759,386	88,385,397	98,454,445	79,921,878	59,180,813	68,020,359

Income from operations	42,079,058	1,286,575	23,024,226	19,826,307	39,291,193	29,446,586	21,428,676

Interest and finance costs	(9,962,504)	(9,109,222)	(7,672,848)	(8,510,516)	(9,408,230)	(7,250,396)	(5,932,624)
Gain/(Loss) on derivatives	(2,713,055)	(5,478,163)	(6,071,638)	(2,931,404)	(1,086,258)	(1,153,309)	64,611
Interest income	743,193	250,326	315,517	83,059	221,023	169,844	203,666
Foreign exchange (loss)/gain	(159,208)	(261,401)	1,497,934	82,345	(59,241)	(13,316)	(79,232)

Other expenses, net	(12,091,574)	(14,598,460)	(11,931,035)	(11,276,516)	(10,332,706)	(8,247,177)	(5,743,579)

Net income/(loss)	29,987,484	(13,311,885)	11,093,191	8,549,791	28,958,487	21,199,409	15,685,097

Earnings/(Loss) per share, basic	$1.35	$(0.60)	$0.51	$0.41	$1.41	$1.03	$0.58

Earnings/(Loss) per share, diluted	$1.34	$(0.60)	$0.51	$0.41	$1.41	$1.03	$0.58

Weighted (basic and diluted) average number of shares outstanding	22,182,118	22,219,442	21,539,331	20,909,154	20,552,568	20,552,568	26,997,623

Dividends declared per share, basic and diluted	$0.75	$0.1875	$0.00	$0.00	$0.00	$0.00	$0.00

	As of December 31,					As of September 30, 2013 (unaudited)
	2008	2009	2010	2011	2012
BALANCE SHEET DATA
Current assets, including cash	$52,458,518	$69,031,753	$45,127,547	$56,521,743	$56,263,407	$112,003,651
Total assets	634,347,123	692,497,010	688,376,399	695,710,151	713,039,031	847,494,600
Current liabilities	40,774,931	69,023,455	60,269,033	56,100,855	55,808,714	95,000,391
Derivative liabilities, incl. current portion	12,762,979	10,327,792	11,602,213	9,401,798	5,949,241	3,611,021
Total long-term debt, including current portion	283,693,873	345,822,070	345,085,949	351,068,181	345,352,312	354,547,189
Total stockholders’ equity	317,847,325	300,801,931	306,250,752	313,098,027	342,033,442	467,028,175
Capital stock	223,101	223,101	211,042	205,526	206,273	321,273
Number of shares of common stock outstanding	22,310,110	22,310,110	21,104,214	20,552,568	20,627,329	32,127,329

	Year ended December 31,					Nine Months ended September 30,
	2008	2009	2010	2011	2012	2012	2013
OTHER FINANCIAL DATA
Net cash provided by operating activities	$48,080,792	$48,347,343	$27,816,341	$42,375,718	$48,440,976	$37,029,303	$36,146,219
Net cash used in investing activities	(159,979,986)	(101,563,715)	(33,172,378)	(31,593,396)	(43,898,116)	(41,443,674)	(100,229,686)
Net cash provided by/(used in) financing activities	120,632,381	55,444,652	(10,613,735)	2,953,018	(5,710,869)	2,201,802	117,656,470
EBITDA(1)	63,736,130	27,127,208	51,162,251	50,036,846	71,515,537	53,325,966	46,451,540
Adjusted EBITDA(1)	65,443,556	39,025,137	48,649,477	53,122,153	66,765,792	49,595,464	44,228,639
FLEET DATA
Average number of vessels(2)	38.6	42.0	38.6	37.6	36.9	36.8	38.6
Total voyage days for fleet(3)	14,018	15,240	13,835	13,368	13,342	9,941	10,376
Total time and bareboat charter days for fleet(4)	13,318	12,276	10,327	10,455	11,531	8,714	8,531
Total spot market days for fleet(5)	700	2,964	3,508	2,913	1,811	1,227	1,845
Total calendar days for fleet(6)	14,113	15,335	14,075	13,716	13,494	10,090	10,535
Fleet utilization(7)	99.3%	99.4%	98.3%	97.5%	98.9%	98.5%	98.5%
Fleet operational utilization(8)	97.0%	90.2%	87.3%	89.7%	95.4%	95.3%	91.4%
AVERAGE DAILY RESULTS
Adjusted average charter rate(9)	$7,588	$6,727	$7,064	$7,514	$7,983	$8,025	$7,562
Vessel operating expenses(10)	2,280	2,478	2,724	2,665	2,267	2,265	2,517
General and administrative expenses	338	232	215	193	210	213	180
Management fees	327	341	368	347	319	318	332
Total operating expenses(11)	2,618	2,711	2,939	2,858	2,477	2,479	2,696

(1)	EBITDA represents net income before interest and swap interest paid, income tax expense, depreciation and amortization. Adjusted EBITDA represents EBITDA before (gain)/loss on sale of vessels, net, impairment loss, loss/(gain) on derivatives, excluding swap interest paid, share based compensation, and unrealized exchange loss/(gain). EBITDA and Adjusted EBITDA are not recognized measurements under U.S. GAAP. However, management believes that certain non-GAAP financial measures used in managing the business may provide users of these financial measures additional meaningful comparisons between current results and results in prior operating periods. Management uses these non-GAAP financial measures to assess our financial performance and to present our performance from period to period on a comparable basis and to provide additional information on operational results.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The table below sets out supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2008, 2009, 2010, 2011 and 2012 and the nine months ended September 30, 2012 and 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Year ended December 31,					Nine months ended September 30,
	2008	2009	2010	2011	2012	2012 (unaudited)	2013 (unaudited)
Net Income/(loss)	$29,987,484	$(13,311,885)	$11,093,191	$8,549,791	$28,958,487	$21,199,409	$15,685,097
Plus interest and finance costs incl. swap interest paid	11,208,446	13,922,747	13,760,479	14,007,994	14,001,385	10,853,936	8,299,090
Less interest income	(743,193)	(250,326)	(315,517)	(83,059)	(221,023)	(169,844)	(203,666)
Plus depreciation	23,283,393	26,766,672	26,624,098	27,562,120	28,776,688	21,442,465	22,671,019

EBITDA	$63,736,130	$27,127,208	$51,162,251	$50,036,846	$71,515,537	$53,325,966	$46,451,540

Loss/(gain) on derivatives	2,713,055	5,478,163	6,071,638	2,931,404	1,086,258	1,153,309	(64,611)
Less swap interest paid	(1,245,942)	(4,813,525)	(6,087,631)	(5,497,478)	(4,593,155)	(3,603,540)	(2,366,466)
Loss/(Gain) on sale of vessels, net	(1,673,321)	791,659	(960,696)	5,654,178	(1,372,409)	(1,372,409)	—
Unrealized exchange loss/(gain)	—	—	(1,690,528)	(6,868)	98,294	92,138	(10,694)
Impairment loss	—	9,867,777	—	—	—	—	—
Share-based compensation	1,913,634	573,855	154,443	4,071	31,267	—	218,870

Adjusted EBITDA	$65,443,556	$39,025,137	$48,649,477	$53,122,153	$66,765,792	$49,595,464	$44,228,639

(2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.
(3)	Our total voyage days for our fleet reflect the total days the vessels were in our possession for the relevant periods, net of off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(4)	Total time and bareboat charter days for fleet are the number of voyage days the vessels in our fleet operated on time or bareboat charters for the relevant period.
(5)	Total spot market charter days for fleet are the number of voyage days the vessels in our fleet operated on spot market charters for the relevant period.
(6)	Total calendar days are the total days the vessels were in our possession for the relevant period including off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(7)	Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by fleet calendar days for the relevant period.
(8)	Fleet operational utilization is the percentage of time that our vessels generated revenue, and is determined by dividing voyage days (excluding commercially idle days) by fleet calendar days for the relevant period.
(9)	Adjusted average charter rate is a measure of the average daily revenue performance of a vessel on a per voyage basis. We determine the adjusted average charter rate by dividing voyage revenues (net of voyage expenses) by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage and are payable by us under a spot charter (which would otherwise be paid by the charterer under a time or bareboat charter contract), as well as commissions. Charter equivalent revenues is a non-GAAP measure which provides additional meaningful information in conjunction with voyage revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. It is also a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters or time charters, but not bareboat charters) under which the vessels may be employed between the periods. Under bareboat charters, we are not responsible for either voyage expenses, unlike spot charters, or vessel operating expenses, unlike spot charters and time charters; however, no adjustment for such reduced vessel operating expenses for our vessels deployed under bareboat charters is reflected in the adjusted average charter rate. Reconciliation of charter equivalent revenues as reflected in the consolidated statements of income and calculation of adjusted average charter rate follow:

	Year ended December 31,					Nine months ended September 30,
	2008	2009	2010	2011	2012	2012	2013
Voyage revenues	$112,551,901	$113,045,961	$111,409,623	$118,280,752	$119,213,071	$88,627,399	$89,449,035
Voyage expenses	(6,180,754)	(10,522,573)	(13,680,008)	(17,829,220)	(12,703,750)	(8,847,732)	(10,983,796)

Charter equivalent revenues	$106,371,147	$102,523,388	$97,729,615	$100,451,532	$106,509,321	$79,779,667	$78,465,239

Total voyage days for fleet	14,018	15,240	13,835	13,368	13,342	9,941	10,376

Adjusted average charter rate	$7,588	$6,727	$7,064	$7,514	$7,983	$8,025	$7,562

(10)	Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, is calculated by dividing vessel operating expenses by fleet calendar days for the relevant time period.
(11)	Total operating expenses, or “TOE”, is a measurement of our total expenses associated with operating our vessels. TOE is the sum of vessel operating expenses and general and administrative expenses. Daily TOE is calculated by dividing TOE by fleet calendar days for the relevant time period.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the important factors set forth below and under the heading “Risk Factors” starting on page 6 of our Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference herein, as well as the other information set forth in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein, before making an investment in our common stock. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Any of the risk factors referred to below or above could significantly and negatively affect our business, results of operations, financial condition or price of our common stock. The risks referred to below and above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

We could become a “passive foreign investment company,” which would have adverse United States federal income tax consequences to United States holders and, in turn, us.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income” and working capital and similar assets held pending investment in vessels will generally be treated as an asset which produces passive income. United States stockholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

In connection with determining our PFIC status we treat and intend to continue to treat the gross income that we derive or are deemed to derive from our time chartering and voyage chartering activities as services income, rather than rental income. We believe that our income from time chartering and voyage chartering activities does not constitute “passive income” and that the assets that we own and operate in connection with the production of that income do not constitute assets held for the production of passive income. We treat and intend to continue to treat, for purposes of the PFIC rules, the income that we derive from bareboat charters as passive income and the assets giving rise to such income as assets held for the production of passive income. In addition, we treat and intend to treat the deposits that we make on our newbuilding contracts and that are with respect to vessels we do not expect to bareboat charter as assets which are not held for the production of passive income for purposes of determining whether we are a PFIC. There is, however, no legal authority specifically under the PFIC rules regarding our current and proposed method of operation or the treatment of our newbuilding contracts and it is possible that the Internal Revenue Service, or IRS, may not accept our positions and that a court may uphold such challenge, in which case we and certain our subsidiaries would likely be treated as PFICs. In this regard we note that a recent federal court decision addressing the characterization of time charters concludes that they constitute leases for federal income tax purposes and employs an analysis which, if applied to our time charters, would likely result in our treatment and the treatment of our vessel-owning subsidiaries as PFICs.

We do not believe that we were a PFIC for 2013 or will be a PFIC for 2014. This belief is based in part upon our beliefs regarding the value of the assets that we hold for the production of or in connection with the production of passive income relative to the value of our other assets. Should these beliefs turn out to be incorrect, then we and certain or our subsidiaries could be treated as PFICs for 2013 or 2014. In this regard we note that our beliefs and expectations regarding the relative values of our assets place us close to the threshold for PFIC status, and thus a relatively small deviance between our beliefs and expectations and actual values could result in the treatment of us and certain of our subsidiaries as PFICs. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) or a court will not determine values for our assets that would cause us to be treated as a PFIC for 2013, 2014 or a subsequent year. In addition, although we do not believe that we were a PFIC for 2013 or will be a PFIC for 2014, we may choose to operate our business in future taxable years in a manner that could cause us to become a PFIC for those years. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, and depends upon our assets, income and operations in that taxable year, there can be no assurance that we will not be considered a PFIC for 2014 or any future taxable year.

If the IRS were to find that we are or have been a PFIC for any taxable year, our United States stockholders would face adverse United States tax consequences. Under the PFIC rules, unless those stockholders make an election available under the Code (which election could itself have adverse consequences for such stockholders, as discussed below under “Tax Considerations — United States Federal Income Tax Consequences — United States Federal Income Taxation of United States Holders”), such stockholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our shares of common stock, as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period of our shares of common stock. See “Tax Considerations — United States Federal Income Tax Consequences — United States Federal Income Taxation of United States Holders” for a more comprehensive discussion of the United States federal income tax consequences to United States stockholders if we are treated as a PFIC. As a result of these adverse tax consequences to United States stockholders, such a finding by the IRS may result in sales of our common stock by United States stockholders, which could lower the price of our common stock and adversely affect our ability to raise capital.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $32.0 million from this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us related to this offering. We intend to use the net proceeds of this offering for vessel acquisitions, capital expenditures and other general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2013:

•	on an actual basis;

•	on an as adjusted basis to reflect $13.7 million in scheduled debt repayments under the terms of our loan agreements from October 1, 2013 to February 9, 2014 and $8.5 million drawn under our new credit facility; and

•	on an as further adjusted basis giving effect to the adjustments described above as well as the issuance and sale of the shares offered hereby.

Other than the adjustments described above, there have been no material changes to our capitalization since September 30, 2013.

This table should be read in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of September 30, 2013
	Actual	As Adjusted	As Further Adjusted
	(In thousands of U.S. dollars)
Debt:
Long-term debt obligations, including current portion(1)	$354,547	$349,272	$349,272

Stockholders’ equity:
Common stock, $0.01 par value per share, 100,000,000 shares authorized; 32,679,642 issued and 32,127,329 outstanding actual and as adjusted; 36,078,200 issued and 35,525,887 outstanding as further adjusted(2)	321	321	355
Preferred stock, $0.01 par value per share, 5,000,000 authorized and none outstanding	—	—	—
Additional paid-in capital	385,080	385,080	417,021
Retained earnings	81,701	81,701	81,701
Accumulated other comprehensive (loss)	$(74)	$(74)	$(74)

Total stockholders’ equity	$467,028	$467,028	$499,003

Total capitalization	$821,575	$816,300	$848,275

(1)	All of our outstanding indebtedness is secured. For additional information regarding our indebtedness, see Note 10, Long Term Debt, to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2012 and Note 9, Long Term Debt, to our condensed consolidated interim financial statements included in our Report on Form 6-K filed with the SEC on December 9, 2013, each incorporated herein by reference
(2)	The shares issued and outstanding include 74,761 shares of restricted stock which vest on September 30, 2014.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Shares of our common stock trade on the NASDAQ Global Select Market under the symbol “GASS.” The following table sets forth the high and low closing prices per share of our common stock as reported in composite NASDAQ Global Select Market for the periods indicated.

	Price Range		Cash Dividend Per Share
	High	Low
For the Fiscal Year Ended
December 31, 2009	$7.50	$4.15	0.1875
December 31, 2010	7.99	4.05	—
December 31, 2011	8.37	3.55	—
December 31, 2012	8.23	4.00	—
December 31, 2013	12.88	8.10	—

For the Quarter Ended
June 30, 2011	$6.90	$4.15	—
September 30, 2011	4.74	3.55	—
December 31, 2011	4.25	3.60	—
March 31, 2012	6.20	4.00	—
June 30, 2012	6.69	5.25	—
September 30, 2012	6.87	5.78	—
December 31, 2012	8.23	6.40	—
March 31, 2013	11.99	8.10	—
June 30, 2013	11.69	9.70	—
September 30, 2013	11.01	8.57	—
December 31, 2013	12.88	9.81

For the Month:
September 2013	$9.43	$8.74	—
October 2013	12.73	9.81	—
November 2013	12.88	11.56	—
December 2013	12.03	9.88	—
January 2014	10.53	9.51	—
February 2014 (through February 10, 2014)	10.24	9.71	—

The reported last sale price of our common stock on the NASDAQ Global Select Market on February 10, 2014 was $9.71 per share. On February 1, 2014, there were 32,127,329 shares of our common stock outstanding.

Dividends

Declaration and payment of any dividend is subject to the discretion of our Board of Directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. In 2009, our Board of Directors suspended the payment of cash dividends as a result of market conditions at the time in the international shipping industry and the general uncertainties in the global economy. Nevertheless, our Board of Directors may determine to resume the payment of dividends at any time. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or if it would be rendered insolvent upon the payment thereof.

TAX CONSIDERATIONS

Marshall Islands Tax Consequences

We are incorporated in the Marshall Islands. Because we and our subsidiaries do not, and we do not expect that we and our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, under current Marshall Islands law we are not subject to tax on income or capital gains and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders so long as such stockholders do not reside in, maintain offices in, or engage in business in the Republic of The Marshall Islands. In addition, holders of shares of our common stock will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of our common stock and will not be required by the Republic of The Marshall Islands to file a tax return relating to such common stock.

United States Federal Income Tax Consequences

Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. We have no current intention of maintaining such an office. References in this discussion to “we” and “us” are to StealthGas Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “United States-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is generally considered to be 100% from sources within the United States. We do not expect to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports is generally considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross United States-source shipping income, unless determined to be effectively connected with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, an entity, such as us and our vessel-owning subsidiaries, that is treated for United States federal income tax purposes as a non-United States on-United States corporation will be exempt from United States federal income taxation on its United States-source shipping income if:

(i) the entity is organized in a country other than the United States (an “equivalent exemption jurisdiction”) that grants an exemption to corporations organized in the United States that is equivalent to that provided for in Section 883 of the Code (an “equivalent exemption”); and

(ii) either (A) for more than half of the days in the relevant tax year more than 50% of the value of the entity’s stock is owned, directly or under applicable constructive ownership rules, by individuals who are residents of equivalent exemption jurisdictions or certain other qualified shareholders (the “50% Ownership Test”) and certain ownership certification requirements are complied with or (B) for the relevant tax year the entity’s stock is “primarily and regularly traded on an established securities market” in an equivalent exemption jurisdiction or the United States (the “Publicly-Traded Test”).

We believe, based on Revenue Ruling 2008-17, 2008-12 IRB 626, and the exchanges of notes referred to therein, that each of Malta, the Marshall Islands, Hong Kong, Liberia and Cyprus, the jurisdictions in which we and our vessel-owning subsidiaries are organized, is an equivalent exemption jurisdiction with respect to income from bareboat and time or voyage charters. Under the rules described in the preceding paragraph, our wholly-owned vessel-owning subsidiaries that are directly or indirectly wholly-owned by us throughout a taxable year will be entitled to the benefits of Section 883 for such taxable year if we satisfy the 50% Ownership Test or the Publicly-Traded Test for such year. Due to the widely-held ownership of our stock, it may be difficult for us to satisfy the 50% Ownership Test. Our ability to satisfy the Publicly-Traded Test is discussed below.

The Section 883 regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a particular country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, which is the sole class of our issued and outstanding stock is “primarily traded” on the Nasdaq Global Select Market.

Under the regulations, our common stock will be considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market. We refer to this as the listing threshold. Since our common stock is the sole class of stock listed on the Nasdaq Global Select Market, we will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as we believe to be the case with our common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of our stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of such class of our outstanding shares of the stock is owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, which we refer to as the “5% Override Rule.”

For purposes of being able to determine the persons who own 5% or more of our stock, or “5% Stockholders,” the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the “SEC,” as having a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

Our shares of common stock are currently and may in the future also be, owned, actually or under applicable attribution rules, such that 5% Stockholders own, in the aggregate, 50% or more of our common stock. In such circumstances, we will be subject to the 5% Override Rule unless we can establish that among the shares included in the closely-held block of our shares of common stock are a sufficient number of shares of common stock that are owned or treated as owned by “qualified share-holders” that the shares of common stock included in such block that are not so treated could not constitute 50% or more of the shares of our common stock for more than half the number of days during the taxable year. In order to establish this, such qualified share-holders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified share-holders. For these purposes, a “qualified share-holder” includes (i) an individual that owns or is treated as owning shares of our common stock and is a resident of a jurisdiction that provides an exemption that is equivalent to that provided by Section 883 of the Code and (ii) certain other persons. There can be no assurance that we will not be subject to the 5% Override Rule.

Our Chief Executive Officer, who is treated under applicable ownership attribution rules as owning approximately 13.2% of our shares of common stock, has entered into an agreement with us regarding his compliance, and the compliance by certain entities that he controls and through which he owns our shares, with the certification requirements designed to substantiate status as qualified stockholders. In certain circumstances, his compliance and the compliance of such entities he controls with the terms of that agreement may enable us and our subsidiaries to qualify for the benefits of Section 883 even where persons each of whom owns, either directly or under applicable attribution rules, 5% or more of our shares own, in the aggregate, more than 50% of our outstanding shares. There can be no assurance, however, that his compliance and the compliance of such entities he controls with the terms of that agreement will enable us or our subsidiaries to qualify for the benefits of Section 883.

We do not believe that we or our subsidiaries derived a material amount of United States-source shipping income in 2012.

There can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 for any year.

To the extent the benefits of Section 883 are unavailable, our United States-source shipping income and that at our subsidiaries, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, we expect that no more than 50% of our shipping income and that of our subsidiaries would be treated as being derived from United States-sources, we expect that the maximum effective rate of United States federal income tax on such gross shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our United States-source shipping income or that of our subsidiaries is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” United States-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we or our subsidiaries may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of a United States trade or business by us or our subsidiaries.

Our United States-source shipping income and that of our subsidiaries, other than leasing income, will be considered “effectively connected” with the conduct of a United States trade or business only if:

•	we or our subsidiaries have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	substantially all (at least 90%) of our United States-source shipping income, other than leasing income or that of a subsidiary, is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis.

Our United States-source shipping income from leasing or that of our subsidiaries will be considered “effectively connected” with the conduct of a United States trade or business only if:

•	we or our subsidiaries have, or are considered to have a fixed place of business in the United States that is involved in the meaning of such leasing income; and

•	substantially all (at least 90%) of our United States-source shipping income from leasing or that of a subsidiary is attributable to such fixed place of business.

For these purposes, leasing income is treated as attributable to a fixed place of business where such place of business is a material factor in the realization of such income and such income is realized in the ordinary course of business carried on through such fixed place of business. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our United States-source shipping income or that of our subsidiaries is “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

United States Federal Income Taxation of United States Holders

As used herein, the term “United States Holder” means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

This discussion applies only to beneficial owners of common stock that own the common stock as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, partnerships or other pass-through entities and their investors or former citizens or long-term residents of the United States) or shareholders that will hold common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below.

If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in his common stock on a dollar for dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as passive category income or, in the case of certain types of United States Holders, general category income for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a United States Holder who is an individual, trust or estate (a “United States Individual Holder”) should be treated as “qualified dividend income” that is taxable to such United States Individual Holders at preferential tax rates provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the Nasdaq Global Select Market); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year see the discussion under the heading “PFIC Status and Significant Tax Consequences” below for a discussion of our potential qualification as a PFIC; and (3) the United States Individual Holder owns the common stock (and has not been protected from risk of loss) for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. Special rules may apply to any “extraordinary dividend”. Generally, an extraordinary dividend is a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a United States Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a United States Individual Holder. Any dividends paid by us which are not eligible for these preferential rates will be taxed to a United States Individual Holder at the standard ordinary income rates. Legislation has been proposed which, if enacted into law in its present form, would likely preclude, prospectively from the date of enactment, our dividends from being treated as “qualified dividend income” eligible for the preferential tax rates described above.

Sale, Exchange or other Disposition of Common Stock

Assuming we do not constitute a PFIC for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States-source income or loss, as applicable, for United States foreign tax credit purposes. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

PFIC Status and Significant Tax Consequences

Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a PFIC for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute “passive income” unless we are treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We may hold, directly or indirectly, interests in other entities that are PFICs (“Subsidiary PFICs”). If we are a PFIC, each United States Holder will be treated as owning its pro rata share by value of the stock of any such Subsidiary PFICs.

In connection with determining our PFIC status we treat and intend to continue to treat the gross income that we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. We believe that our income from time chartering activities does not constitute “passive income” and that the assets that we own and operate in connection with the production of that income do not constitute assets held for the production of passive income. We treat and intend to continue to treat, for purposes of the PFIC rules, the income that we derive from bareboat charters as passive income and the assets giving rise to such income as assets held for the production of passive income. We believe there is substantial authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. There is, however, no legal authority specifically under the PFIC rules regarding our current and proposed method of operation and it is possible that the Internal Revenue Service, or IRS, may not accept our positions and that a court may uphold such challenge, in which case we and certain of our subsidiaries could be treated as PFICs. In this regard we note that a recent federal court decision, Tidewater Inc. and Subsidiaries v. United States, 565 F.3d 299 (5th Cir. 2009), held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of the “foreign sales corporation” rules under the Code. The IRS has stated that it disagrees with and will not acquiesce to the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. However, the IRS’s statement with respect to the Tidewater decision was an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would agree with the Tidewater decision. In addition, in making the determination as to whether we are a PFIC, we intend to treat the deposits that we make on our newbuilding contracts and that are with respect to vessels we do not expect to bareboat charter as assets which are not held for the production of passive income for purposes of determining whether we are a PFIC. We note that there is no direct authority on this point and it is possible that the IRS may disagree with our position. However, if the principles of the Tidewater decision were applicable to our time charters, or our new build deposits were treated as assets producing passive income, we would likely be treated as a PFIC. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC, we cannot assure you that the nature of our assets, income and operations will not change, or that we can avoid being treated as a PFIC for any taxable year.

We do not believe that we were a PFIC for 2013 or will be a PFIC for 2014. This belief is based in part upon our beliefs regarding the value of the assets that we hold for the production of or in connection with the production of passive income relative to the value of our other assets. Should these beliefs turn out to be incorrect, then we and certain or our subsidiaries could be treated as PFICs for 2013 or 2014. In this regard we note that our beliefs and expectations regarding the relative values of our assets place us close to the threshold for PFIC status, and thus a relatively small deviance between our beliefs and expectations and actual values could result in the treatment of us and certain of our subsidiaries as PFICs. There can be no assurance that the IRS or a court will not determine values for our assets that would cause us to be treated as a PFIC for 2013, 2014 or a subsequent year. In addition, although we do not believe that we were a PFIC for 2013 or will be a PFIC for 2014, we may choose to operate our business in future taxable years in a manner that could cause us to become a PFIC for those years. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, and depends upon our assets, income and operations in that taxable year, there can be no assurance that we will not be considered a PFIC for 2014 or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a United States Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of United States Holders Making a Timely QEF Election

If a United States Holder makes a timely QEF election, which United States Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro-rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Generally, a QEF election should be made on or before the due date for filing the electing United States Holder’s U.S. federal income tax return for the first taxable year in which our common stock is held by such United States Holder and we are classified as a PFIC. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that our company and any PFIC Subsidiary is a PFIC by filing one copy of IRS Form 8621 with his United States federal income tax return and a second copy in accordance with the instructions to such form. If we were aware that we were to be treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above with respect to our common stock and the stock of any Subsidiary PFIC.

Taxation of United States Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common stock is treated as “marketable stock,” a United States Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder. A mark-to-market election under the PFIC rules with respect to our common stock would not apply to a Subsidiary PFIC, and a United States Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that Subsidiary PFIC. Consequently, United States Holders of our common stock could be subject to the PFIC rules with respect to income of the Subsidiary PFIC, the value of which already had been taken into account indirectly via mark-to-market adjustments.

Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•	the amount allocated to the current taxable year or to any portion of the United States Holder’s holding period prior to the first taxable year for which we were a PFIC would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock.

Other PFIC Elections.

If a United States Holder held our stock during a period when we were treated as a PFIC but the United States Holder did not have a QEF election in effect with respect to us, then in the event that we were not treated as a PFIC for a subsequent taxable year, the United States Holder could elect to cease to be subject to the rules described above with respect to those shares by making a “deemed sale” or, in certain circumstances, a “deemed dividend” election with respect to our stock. If the United States Holder makes a deemed sale election, the United States Holder will be treated, for purposes of applying the rules described above under the heading “Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election”, as having disposed of our stock for its fair market value on the last day of the last taxable year for which we qualified as a PFIC (the “termination date”). The United States Holder would increase his, her or its basis in such common stock by the amount of the gain on the deemed sale described in the preceding sentence. Following a deemed sale election, the United States Holder would not be treated, for purposes of the PFIC rules, as having owned the common stock during a period prior to the termination date when we qualified as a PFIC.

If we were treated as a “controlled foreign corporation” for United States federal income tax purposes for the taxable year that included the termination date, then a United States Holder could make a “deemed dividend” election with respect to our common stock. If a deemed dividend election is made, the United States Holder is required to include in income as a dividend his, her or its pro rata share (based on all of our stock held by the United States Holder, directly or under applicable attribution rules, on the termination date) of our post-1986 earnings and profits as of the close of the taxable year that includes the termination date (taking only earnings and profits accumulated in taxable years in which we were a PFIC into account). The deemed dividend described in the preceding sentence is treated as an excess distribution for purposes of the rules described above under the heading “Taxation of United States Holders Not making a Timely QEF or Mark-to-Market Election”. The United States Holder would increase his, her or its basis in our stock by the amount of the deemed dividend. Following a deemed dividend election, the United States Holder would not be treated, for purposes of the PFIC rules, as having owned the stock during a period prior to the termination date when we qualified as a PFIC. For purposes of determining whether the deemed dividend election is available, we generally will be treated as a controlled foreign corporation for a taxable year when, at any time during that year, United States persons, each of whom owns, directly or under applicable attribution rules, shares having 10% or more of the total voting power of our stock, in the aggregate own, directly or under applicable attribution rules, shares representing more than 50% of the voting power or value of our stock.

A deemed sale or deemed dividend election must be made on the United States Holder’s original or amended return for the shareholder’s taxable year that includes the termination date and, if made on an amended return, such amended return must be filed not later than the date that is three years after the due date of the original return for such taxable year. Special rules apply where a person is treated, for purposes of the PFIC rules, as indirectly owning our common stock.

United States Federal Income Taxation of “Non-United States Holders”

A beneficial owner of common stock that is not a United States Holder and is not treated as a partnership for United States federal income tax purposes is referred to herein as a “Non-United States Holder.”

Dividends on Common Stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income generally is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•	the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain generally is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States; or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, in the case of a corporate Non-United States Holder, such holder’s earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a non-corporate United States Holder will be subject to information reporting requirements and backup withholding tax if such holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If a holder sells our common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the holder certifies that it is a non-United States person, under penalties of perjury, or the holder otherwise establishes an exemption. If a holder sells our common stock through a non-United States office of a non-United States broker and the sales proceeds are paid outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a holder sells our common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, a holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed such stockholder’s income tax liability by filing a refund claim with the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following discussion is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each such plan and entity, an “ERISA Plan”) and (iv) plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” of such plans (each such plan and entity, an “Other Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Because of the nature of our business as an operating company and the fact that we have no U.S. affiliates or U.S. operations, it is not likely that we would be considered a party in interest or a disqualified person with respect to any ERISA Plan or that our assets would be considered to be “plan assets” of any such ERISA Plan. However, a prohibited transaction within the meaning of ERISA and the Code may result if our common stock is acquired by an ERISA Plan to which an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any ERISA Plan, or any Other Plan, consult with their counsel regarding the matters described herein.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase, the number of shares of common stock appearing opposite its name below:

Underwriter	Number of Shares
Global Hunter Securities, LLC	3,398,558

All of the shares to be purchased by the underwriter will be purchased from us.

The underwriting agreement provides that the obligations of the underwriter are subject to various conditions, including approval of legal matters by counsel. The shares of common stock are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it. The underwriter reserves the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock offered by this prospectus if any are purchased.

Discounts and Commissions

The following table summarizes the underwriting discounts and commissions and the proceeds, before expenses, payable by us, both on a per share basis and in total:

	Per Share	Total
Price to the Public	$9.71	$33,000,000
Underwriting Discounts	$0.24275	$825,000
Proceeds to StealthGas Inc. (before expenses)	$9.16725	$32,175,000

We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $200,000.

Indemnification of Underwriter

The underwriting agreement provides that we will indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We, Flawless Management Inc. and all of our directors and officers have agreed, subject to certain exceptions, that, without the prior written consent of Global Hunter Securities, LLC as underwriter, we and they will not, during the period beginning on and including the date of this prospectus supplement through and including the date that is the 60th day after the date of this prospectus supplement, directly or indirectly:

•

issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock, preferred shares or other capital stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or other capital stock (whether owned as of the date of the underwriting agreement or acquired during the lock-up period);

•	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any of our shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or other capital stock; or

•	enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or other capital stock, whether any transaction in any of the foregoing bullet points is to be settled by delivery of our shares of common stock, other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Furthermore, the parties bound by the lock-up agreement may not make any demand for or exercise any right with respect to the registration under the Securities Act, of any of our shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or other capital stock, and we may, with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for shares of common stock or other capital stock owned or held (of record or beneficially) by such parties, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the lock-up period.

Global Hunter Securities, LLC may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements. Any determination to release any shares or other securities subject to the lock-up agreements would be based on a number of factors at the time of determination, which may include the market price of the shares of common stock, the liquidity of the trading market for the shares of common stock, general market conditions, the number of shares or other securities proposed to be sold or otherwise transferred and the timing, purpose and terms of the proposed sale or other transfer.

Nasdaq Global Select Market Listing

The common stock is traded on the NASDAQ Global Select Market under the symbol “GASS.”

Stabilization

In order to facilitate this offering of our shares of common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of our shares of common stock. Specifically, the underwriter may sell more shares of common stock than it is obligated to purchase under the underwriting agreement, creating a short position. Since we have not granted the underwriter any option to purchase additional shares, the underwriter would have a naked short position, which the underwriter must close out by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after the date of pricing of this offering that could adversely affect investors who purchase in this offering.

As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of our shares of common stock, so long as stabilizing bids do not exceed a specified maximum. The underwriter may also reclaim selling concessions allowed to the underwriter or a dealer for distributing shares of common stock in this offering if the underwriter repurchases previously distributed shares of common stock to cover syndicate short positions or to stabilize the price of the shares of common stock.

The foregoing transactions, if commenced, may raise or maintain the market price of our shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock.

The foregoing transactions, if commenced, may be effected on the Nasdaq Global Select Market or otherwise. Neither we nor the underwriter makes any representation that the underwriter will engage in any of these transactions and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Electronic Distribution

In connection with this offering, the underwriter or certain securities dealers may distribute prospectuses by electronic means, such as email.

Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory services, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than the underwriting discounts, will be as follows:

SEC Registration Fee	$13,640
Printing	20,000
Legal Fees and Expenses	100,000
Accountants’ Fees and Expenses	20,000
NASDAQ Fees	32,250
Miscellaneous Costs	14,110

Total	$200,000

LEGAL MATTERS

The validity of the common stock offered by this prospectus and certain other matters relating to Marshall Islands law are being passed upon for us by Reeder & Simpson P.C. Certain matters of New York law are being passed on by Morgan, Lewis & Bockius LLP, New York, New York. The underwriter is being represented by Proskauer Rose LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 20-F and the effectiveness of internal control over financial reporting of StealthGas Inc. have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, do not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. We also file annual and other reports with the SEC. The registration statement and the exhibits and schedules thereto and such reports filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the common stock offered by this prospectus supplement and the accompanying prospectus and StealthGas Inc. reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2012 filed with the SEC on April 18, 2013*;

•	our Reports on Form 6-K filed with the SEC on July 16, 2013 (excluding the sections under the headings “CEO Harry Vafias commented,” “conference call details,” and “slides and audio webcast,” which shall not be deemed to be incorporated herein by reference), October 3, 2013 (only the section entitled “Appointment of New Chief Financial Officer”), December 9, 2013, December 10, 2013, and December 11, 2013*; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51559), filed with the SEC on October 4, 2005.

*	Pursuant to Rule 406T of Regulation S-T, the interactive data files contained in such document are deemed not filed or part of this prospectus, or the registration statement of which this prospectus forms a part, for purposes of sections 11 or 12 of the Securities Act, are deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise are not subject to liability under those sections.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

StealthGas Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Attention: Secretary

011 30 210 625 0001

PROSPECTUS

$250,000,000

STEALTHGAS INC.

DEBT SECURITIES

WARRANTS

RIGHTS

PURCHASE CONTRACTS

UNITS

COMMON STOCK

PREFERRED STOCK

We may offer debt securities, warrants, rights, purchase contracts, units, common stock or preferred stock from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the other securities so listed. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by us pursuant to this prospectus will have an aggregate public offering price of up to $250,000,000.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GASS.”

Our principal executive offices are located at 331 Kifissias Avenue, Erithrea 14561 Athens, Greece. Our telephone number at such address is 011 30 210 625 0001.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 26, 2013.

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results;

•	global and regional economic and political conditions;

•	pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

•	competition in the marine transportation industry;

•	shipping market trends, including charter rates, vessel values and factors affecting supply and demand and world fleet composition;

•	ability to employ our vessels profitably;

•	performance by the counterparties to our charter agreements;

•	future liquefied petroleum gas (“LPG”), refined petroleum product and oil prices and production;

•	future supply and demand for oil and refined petroleum products and natural gas of which LPG is a byproduct;

•

our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities, the terms of such financing and our ability to comply with covenants set forth in our existing and future financing arrangements;

•	expectations regarding vessel acquisitions; and

•	other factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 20-F.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “potential,” “should” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date of such statement, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for LPG carriers, crude oil carriers and product tankers, charter rates and vessel values, supply and demand for LPG, crude oil and petroleum products, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties are discussed more fully under “Item 3. Key Information—Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 18, 2013, and the other documents we have incorporated by reference in this prospectus, including the section entitled “Item 3. Key Information—D. Risk Factors” in future Annual Reports on Form 20-F and in the accompanying prospectus supplement for such issuance that summarize the risks that may materially affect our business, before making an investment in our securities. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation Of Certain Information By Reference.”

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Marshall Islands corporation and our principal executive offices are located outside of the United States in Athens, Greece. All of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. Federal or state securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell from time to time any combination of the securities described in this prospectus having an aggregate public offering price of $250,000,000 in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation Of Certain Information By Reference.”

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of StealthGas Inc. and certain material terms of the securities that may be offered that are known as of the date of this prospectus. When we use the words “the Company,” “we,” “us,” “ours” and “our,” we are referring to StealthGas Inc. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements.

Our Company

We own a fleet of LPG carriers providing international seaborne transportation services to LPG producers and users, as well as crude oil and product carriers chartered to oil producers, refiners and traders. In our core LPG sector, we carry various petroleum gas products in liquefied form, including propane, butane, butadiene, isopropane, propylene and vinyl chloride monomer, which are all byproducts of the production of crude oil and natural gas. We believe that we have established a reputation as a safe, cost efficient operator of modern and well-maintained LPG carriers. We also believe that these attributes, together with our strategic focus on meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as our customers and to our success in obtaining charter renewals. We are managed by Stealth Maritime, a privately owned company controlled by the Vafias Group, which has been active in shipping for over 35 years and is controlled by the Vafias family, of which Harry Vafias, our Chief Executive Officer, is a member.

We were incorporated in December 2004 in the Republic of the Marshall Islands. In October 2005, we completed an initial public offering of our stock of common stock in the United States and our common stock began trading on the Nasdaq Stock Market.

Our principal executive offices are located at 331 Kifissias Avenue, Erithrea 14561 Athens, Greece. Our telephone number from the United States is 011 30 210 625 0001.

The Securities We May Offer

We may use this prospectus to offer any of the following types of securities having an aggregate public offering price of $250,000,000:

•	debt securities;

•	warrants;

•	rights;

•	purchase contracts;

•	units;

•	common stock; and

•	preferred stock.

We may issue securities of the types listed above which are convertible or exchangeable for other securities so listed.

When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GASS”. If any other securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 18, 2013*;

•

Our Report on Form 6-K, filed with the SEC on July 16, 2013 (excluding the sections under the headings “CEO Harry Vafias commented,” “Conference call details,” and “slides and audio webcast,” which shall not be deemed to be incorporated herein by reference); and

•	The description of our common stock contained in our registration statement on Form 8-A (File No. 000-51559), filed with the SEC on October 4, 2005.

*	Pursuant to Rule 406T of Regulation S-T, the interactive data files contained in such document are deemed not filed or part of this prospectus, or the registration statement of which this prospectus forms a part, for purposes of sections 11 or 12 of the Securities Act, are deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise are not subject to liability under those sections.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act after (i) the date of the initial registration statement and prior to the effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities under the registration statement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and Quarterly Report and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

StealthGas Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Attention: Secretary

011 30 210 625 0001

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

	(Unaudited)
	Three Months Ended March 31, 2013	Year Ended December 31,

		2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	4.01	4.02	1.96	2.32	—	3.94
Dollar amount of the coverage deficiency	n/a	n/a	n/a	n/a	13,912,205	n/a

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income (loss) plus interest expensed and capitalized, amortization and write off of capitalized expenses relating to indebtedness, and the interest portion of rental expense less capitalized interest. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write off of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and our new vessel acquisitions.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference, or in a prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that StealthGas Inc. or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be either senior or subordinated debt. Senior debt securities or subordinated debt securities may be convertible or exchangeable into our common stock or other securities as described under “—Convertible or Exchangeable Securities” below. We will issue senior debt under a senior debt indenture, we will issue subordinated debt under a subordinated debt indenture and we will issue convertible debt securities under a convertible debt indenture. We sometimes refer to the senior debt indenture, the subordinated debt indenture and the convertible debt indenture individually as an indenture and collectively as the indentures. The indentures will be between us and a trustee. The terms of the indenture governing the convertible debt securities will be substantially similar to the terms of the indenture governing the senior debt securities described below, except that the indenture governing the convertible debt securities will include provisions with respect to the conversion of such convertible debt securities, omit certain provisions described under “—Defeasance” below, prohibit any modification to the terms of convertibility without the consent of the holders and permit any holder to institute action to enforce such terms of convertibility. The indentures are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find Additional Information” or by contacting the indenture trustee.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms which will be disclosed for a particular series of debt securities in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in a prospectus supplement. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation of the offered debt securities;

•	whether the debt is senior or subordinated;

•	whether there is any collateral securing the debt securities;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the aggregate principal amount offered and the authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences, if material;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.”

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of indebtedness of the Company and/or of our subsidiaries that may guarantee our debt for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities and letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Convertible Debt

We will issue convertible debt securities under the convertible debt indenture. Convertible debt securities will be convertible into common stock on the terms set forth in the convertible debt indenture. The convertible debt indenture will provide that the conversion price is subject to customary anti-dilution adjustments in connection with stock dividends, stock splits, stock combinations, reclassifications and other similar events.

Covenants

Amalgamation and Sale of Assets. We may not, in a single transaction or a series of related transactions:

•	consolidate, amalgamate or merge with or into any other person; or

•	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Other Covenants. In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

•	our ability to incur indebtedness;

•	our ability to pay dividends, to repurchase or redeem our capital stock;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	our ability to enter into sale and leaseback transactions.

Modification of the Indentures

Under the indentures, we and the indenture trustee may amend the indentures, without the consent of any holder of the debt securities to:

•	cure ambiguities, defects or inconsistencies;

•	comply with the covenants described under “—Amalgamation and Sale of Assets”;

•

add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities;

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add guarantors of the debt securities;

•	secure the debt securities of one or more series;

•	evidence the succession of another person to the Company and the assumption of the covenants in the indentures and in the debt securities by such successor; or any co-issuer of the debt securities;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

•	appoint a successor indenture trustee under either indenture;

•	add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not affect the rights of the holders; or

•

conform any provision of the indentures to the description of securities contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of a series of debt securities under the indentures.

We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	extend the fixed maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	change any obligation of ours to maintain an office or agency;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect in any material respect the ranking on such debt securities;

•	adversely affect in any material respect the right, if any, to convert such debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities;

•	reduce the percentage of debt securities of a series whose holders need to consent to the modification or a waiver; or

•

with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities, in a manner which adversely affects the holders.

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•

our failure to perform for 30 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	a breach by us of the covenant with respect to amalgamation and sale of assets;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $35,000,000; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under an indenture and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee satisfactory security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium.

Defeasance

After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for U.S. Federal income tax purposes, we may elect to have our obligations discharged with respect to the outstanding debt securities of any series (“defeasance and discharge”). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the corporate trust office of the indenture trustee. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the indenture trustee, or by a check mailed to the holder at his or her registered address. Payments in any other manner will be specified in the prospectus supplement applicable to the particular series of debt securities.

Transfer and Exchange

Debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the corporate trust office of the indenture trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant indenture between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RIGHTS

We may issue rights to purchase our securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the person receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each securityholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or shares of our preferred stock at a future date or dates. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may require us to make periodic payments to holders or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner. The applicable prospectus supplement will describe the terms of the purchase contracts, including if applicable, any collateral arrangements.

UNITS

We may issue units consisting of one or more debt securities, purchase contracts, warrants, rights, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

CONVERTIBLE OR EXCHANGEABLE SECURITIES

We may issue securities of the types described in this prospectus that are convertible or exchangeable into other securities described herein. The terms of such convertible or exchangeable securities will be set forth in a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Under our articles of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of blank check preferred stock, $.01 par value per share. All of our shares of stock are in registered form. As of June 30, 2013, there were 32,127,329 outstanding shares of common stock, including 74,761 restricted shares, and no outstanding options or shares of preferred stock.

The following briefly summarizes the material terms of our capital stock. You should read the more detailed provisions of our Articles of Incorporation and Bylaws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Common Stock

As of June 30, 2013, there were 32,127,329 outstanding shares of common stock, including 74,761 restricted shares, out of 100,000,000 shares authorized to be issued. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

Under our articles of incorporation, our board of directors has the authority, without any further vote or action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to establish the terms and preferences of the shares of each series. The terms of any preferred stock that we issue will be set forth in a prospectus supplement. Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred stock in liquidation, including common stock. As of June 30, 2013, there were no shares of preferred stock outstanding.

Dividends

Declaration and payment of any dividend is subject to the discretion of our Board of Directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. In 2009, our Board of Directors suspended the payment of cash dividends as a result of market conditions at the time in the international shipping industry and the general uncertainties in the global economy. Nevertheless, our Board of Directors may determine to resume the payment of dividends at any time. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or if it would be rendered insolvent upon the payment thereof.

Marshall Islands law and our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders. Under our bylaws, annual stockholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Board of Directors. Our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Directors. Our directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting. The Board of Directors may change the number of directors by a vote of a majority of the entire board. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors for attendance at any meeting or for services rendered to us.

Dissenters’ Rights of Appraisal and Payment. Under the Marshall Island’s Business Corporations Act (“BCA”), our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands in which our Marshall Islands registered office is situated. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Stockholders’ Derivative Actions. Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover effects of provisions of our charter documents.

General. Several provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock. Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our stockholders, to issue up to 5,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors. Our articles of incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal of Directors. Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by resolution of our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations. Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested stockholders,” we have included these provisions in our articles of incorporation. Specifically, our articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

•	persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and

•

persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation’s outstanding voting stock at any time within three years before the date on which the person’s status as an interested stockholder is determined.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of the corporation or any direct or indirect majority-owned subsidiary of the company;

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation, determined on a consolidated basis, or the aggregate value of all the outstanding stock of the corporation;

•	certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit (except as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person becomes an interested stockholder, the board of directors of the corporation approves the business combination or transaction in which the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares; or

•

following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the vote of the holders of at least two-thirds of the voting stock of the corporation not owned by the stockholder; or

•	the stockholder was or became an interested stockholder prior to the consummation of our initial public offering.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as transfer agent and registrar for our common stock.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common stock in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common stock in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement.”

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•

The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•

You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or we may perform them ourselves.

•

You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•

If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•

If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust & Clearing Corporation, or DTC, a securities depositary, and will be registered in the name of Cede & Co. or another nominee of DTC. DTC, Cede & Co., or such nominee, will thus be the only registered holder of these securities. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to Cede & Co., another nominee of DTC or to a successor of DTC or its nominee.

Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures.

If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation. We may also permit beneficial owners of book-entry securities represented by a global security to exchange their beneficial interests for definitive (paper) securities if, in our sole discretion, we decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

Initial settlement for the securities offered on a global basis through DTC will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants thereof, it is under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents; or

•	through a combination of any of these methods of sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the type of securities to be offered;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•

any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, which in the aggregate will not exceed 8% of the gross proceeds of the offering;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of offered securities, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or their affiliates) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such persons may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. Such persons will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the common stock are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any common stock sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be described in a prospectus supplement.

We may sell our common stock pursuant to dividend reinvestment, share purchase plans and similar plans in which our stockholders as well as other investors may participate. Purchasers of shares under such plans may, upon resales, be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions), in privately negotiated transactions or otherwise. Common stock sold under any such plans may be issued at a discount to the market price of the common stock. The difference between the price owners who may be deemed to be underwriters pay us for our common stock acquired under any such plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions or fees received by these owners in connection with such transactions.

We may also issue our common stock to officers, directors, employees, consultants, agents or other persons pursuant to awards made under our equity incentive plans. Such common stock may be resold by our officers and directors under this prospectus as indicated in a prospectus supplement.

We may loan common stock to underwriters, agents and others, pursuant to share lending agreements, which may be offered for sale in transactions, including block sales, on any securities exchange, market or trading facility.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, common stock may be issued upon conversion of or in exchange for debt securities or preferred stock.

Each series of offered securities, other than the common stock which is listed on the Nasdaq Global Select Market, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Reeder & Simpson P.C. Certain matters of New York law are being passed on by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F and the effectiveness of internal control over financial reporting of StealthGas Inc. have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

3,398,558 Shares

StealthGas Inc.

Common Stock

PROSPECTUS SUPPLEMENT February 10, 2014

Global Hunter Securities